EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our report dated February 11, 2008 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), in the Registration Statement (Form S-l No. 333-147881) and related Prospectus of MAFS Acquisition Corp. for the registration of 57,500,000 shares of its common stock.

/s/ Ernst & Young LLP
New York, New York
February 11, 2008